AXM Pharma Receives Notification from Securities and Exchange Commission

LAS VEGAS--(BUSINESS WIRE)—January 5, 2006--AXM Pharma, Inc. (Amex: AXJ) (“AXM”), a manufacturer of proprietary and generic pharmaceutical and nutraceutical products for the Chinese and other Asian markets, announced today that it has received notification from The Securities and Exchange Commission (“SEC”) that it has commenced a formal investigation to determine if AXM Pharma, Inc., and unnamed persons formerly and currently associated with the Company, violated the federal securities laws.  Pursuant to a Formal Order of Investigation issued on December 8, 2005 and made available to the Company on December 29, 2005, the SEC staff is seeking to determine if SEC filings and press releases issued by AXM, including for the period from April 2005 through October 2005, contained false and misleading statements of material fact regarding the Company’s revenues, expenses, earnings and losses.  In addition, the SEC staff is investigating, among other things, whether or not, for the relevant time period, AXM failed to keep required books and records, failed to devise and maintain sufficient internal accounting controls, falsified books and records and made false and misleading statements to its independent accountants.

The Company has received a subpoena to produce documents in connection with the investigation.  Based upon the subpoena, AXM believes that the investigation relates in significant part to the matters which caused the Company to restate its financial statements for the period ended June 30, 2005.  On October 31, 2005, AXM announced that it was restating its second quarter results due to new management’s determination that the Company had improperly recognized approximately $2.8 million of revenues related to the distribution of Sunkist-branded products in Hong Kong, China and Taiwan.

"We welcome the SEC investigation as we believe it is important to determine and address why revenues were improperly recognized in the second quarter by the previous management team,” said Weishi Wang, Chairman and CEO of AXM Pharma.

AXM intends to cooperate fully with the SEC staff in connection with the investigation.  At this time, it is not possible to predict the outcome of the investigation nor is it possible to assess its impact on the Company.

About AXM Pharma, Inc.

AXM Pharma, Inc., through its wholly owned subsidiary, AXM Pharma Shenyang, Inc. ("AXM Shenyang"), is a manufacturer of proprietary and generic pharmaceutical products, which include injectables, capsules, tablets, liquids and medicated skin products for export and domestic Chinese sales. AXM Shenyang is located in the City of Shenyang, in the Province of Liaoning, China. AXM Shenyang has an operating history of approximately 10 years. For additional information on AXM Pharma Inc., please visit http://www.axmpharma.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this news release include certain predictions and projections that may be considered forward-looking statements under securities law, including the statements regarding the Company's opportunities for future growth. These statements involve a number of important risks and uncertainties that could cause actual results to differ materially including, but not limited to, the performance of joint venture partners, obtaining regulatory approvals to market the Company's products, the uncertainties associated with distributing products in a developing country such as China, the availability of cash to meet near term requirements as well as other economic, competitive and technological factors involving the Company's operations, markets, services, products and prices. With respect to AXM, except for the historical information contained herein, the matters discussed in this news release are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, AXM's extremely limited operating history, uncertainties related to the Company's access to additional capital, competition and dependence on key management.

Contact:

CEOcast, Inc. for AXM Pharma

Daniel Schustack, 212-732-4300